Exhibit 10.18

The Rules of the Mereo BioPharma

Group plc New Deferred Bonus Plan

Adopted by the board of directors of Mereo BioPharma Group

plc on 15 January 2019

Expiry date: 15 January 2029

The Rules of the Mereo BioPharma Group plc New Deferred Bonus Plan

CONTENTS

THE MEREO BIOPHARMA GROUP PLC NEW DEFERRED BONUS PLAN

The Rules of the Mereo BioPharma Group plc New Deferred Bonus Plan

THE MEREO BIOPHARMA GROUP PLC NEW DEFERRED BONUS PLAN

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless otherwise stated, the words and expressions below have the following meanings:

“AIM”	the Alternative Investment Market of the London Stock Exchange;

“Board”	the board of the Company or any duly authorised committee of the board;

“Bonus”	the after-tax bonus payable (if any) to a Participant pursuant to an annual bonus plan operated by any Group Member;

“Company”	Mereo BioPharma Group plc registered in England and Wales under number 9481161;

“Control”	the meaning given by section 995 of the Income Tax Act 2007;

“Dealing Day”	any day on which the London Stock Exchange is open for business;

“Dealing Restrictions”	restrictions imposed by the Company’s share dealing code, the AIM Rules or any applicable laws or regulations which impose restrictions on share dealing;

“Deferred Shares”	that number of Shares which a Participant purchases with an amount of Bonus paid to them and holds in accordance with the rules of the Plan;

“Group Member”	the Company, any Subsidiary of the Company, any company which is (within the meaning of section 1159 of the Companies Act 2006) the Company’s holding company or a Subsidiary of the Company’s holding company or, if the Board so determines, any body corporate in relation to which the Company is able to exercise at least 20% of the equity voting rights and “Group” will be construed accordingly;

“Internal Reorganisation”	where immediately after a change of Control of the Company, all or substantially all of the issued share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control;

“Participant”	any person who holds Deferred Shares;

“Plan”	the Mereo BioPharma Group plc New Deferred Bonus Plan in its present form or as from time to time amended;

“Purchase Date”	the date or dates on which a Participant purchases the Deferred Shares with the Bonus;

“Retention Period”	the period of two years (or such other period as the Board may determine before the Purchase Date) which will begin on the Purchsase Date provided that if Shares are purchased by an Executive on more than one date, the Retention Period applicable to all Shares purchased on Purchase Dates which fall within any single quarter of the Company’s financial year will begin on the first day of that quarter;

“Share”	a fully paid ordinary share in the capital of the Company; and

“Subsidiary”	the meaning given by section 1159 of the Companies Act 2006.

The Rules of the Mereo BioPharma Group plc New Deferred Bonus Plan

1.2	References in the Plan to:

1.2.1	any statutory provisions are to those provisions as amended or re-enacted from time to time; and

1.2.2	the singular include the plural and vice versa.

1.3	Headings do not form part of the Plan.

2.	HOLDING OF DEFERRED SHARES

2.1

Subject to rules 3, 4 and 5, a Participant must hold the Deferred Shares until the end of the Retention Period which applies to the Deferred Shares in accordance with the Purchase Date of the relevant Deferred Shares and in accordance with rule 2.2.

2.2

A Participant must not transfer, assign, charge, sell or dispose of or encumber in any way any Deferred Shares before the end of the Retention Period which applies to the relevant Deferred Shares except:

2.2.1

that a Participant is permitted to transfer some or all of the Deferred Shares to their spouse, civil partner, children over the age of 18 (each being an immediate family member) or to a nominee who holds the Deferred Shares for the Participant or an immediate family member as a beneficiary provided in each case that the Participant procures that any such transferee agrees not to themselves transfer, assign, charge, sell, dispose of or encumber in any way any of the Deferred Shares transferred to them before the end of the Retention Period as if they were the Participant for the purposes of the Plan;

2.2.2	that a Participant’s Deferred Shares may be transferred to their personal representatives (or equivalent) in the event of their death; or

2.2.3	in any other way permitted by the Board.

3.	CESSATION OF EMPLOYMENT

3.1

Subject to rule 3.2, if a Participant ceases employment with any Group Member before the end of the Retention Period, they must continue to hold their Deferred Shares in accordance with the restrictions in rule 2.2 until the end of the Retention Period unless the Board decides to disapply some or all of the restrictions in respect of some or all of the Deferred Shares.

3.2

The Board will not have discretion to disapply any of the restrictions in accordance with rule 3.1 in the case of any Participant whose employment with any Group Member ceases in circumstances in which the Participant was dismissed lawfully without notice or could have been had they not resigned.

4.	CHANGE OF CONTROL OF THE COMPANY

4.1

Subject to rule 4.2, if any person obtains Control of the Company (or if already having Control acquires the remaining Shares not already owned by them) before the end of the Retention Period the restrictions in rule 2.2 will cease to apply from that date unless the Board determines otherwise, provided that the Board may not extend the restrictions beyond the original Retention Period.

4.2	If an Internal Reorganisation occurs and the Deferred Shares are exchanged for shares in another company, the rules of the Plan will apply to those shares as if they were the Deferred Shares.

5.	REGULATORY ISSUES

5.1

The purchase or transfer of Shares under the Plan will be subject to obtaining any approval or consent required by AIM or NASDAQ (or any other relevant authority), any Dealing Restrictions, or any other applicable laws or regulations (whether in the UK or overseas).

The Rules of the Mereo BioPharma Group plc New Deferred Bonus Plan

6.	AMENDMENTS

6.1	Except as described in this rule 6, the Board may at any time amend the rules of the Plan or the terms of any Deferred Shares.

6.2	No amendment to the material disadvantage of existing rights of Participants will be made under rule 6.1 unless:

6.2.1	every Participant who may be affected by such amendment has been invited to indicate whether or not they approve the amendment; and

6.2.2	the amendment is approved by a majority of those Participants who have so indicated.

6.3	No amendment will be made under this rule 6 if it would prevent the Plan from continuing to be an employees’ share scheme in accordance with section 1166 of the Companies Act 2006.

7.	LEGAL ENTITLEMENT

7.1	This rule 7 applies during a Participant’s employment with any Group Member and after the termination of such employment, whether or not the termination is lawful.

7.2

Nothing in the Plan or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with any Group Member are separate from, and are not affected by, their participation in the Plan. Participation in the Plan does not create any right to continued employment with a Group Member for any Participant.

7.3	Participation in the Plan on one or more occasions does not create any right for a Participant to participate in the future, either at all or to participate on any particular terms.

7.4	By participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

7.4.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the Participant’s employment);

7.4.2	any exercise of a discretion or a decision taken in relation to any Deferred Shares or to the Plan, or any failure to exercise a discretion or take a decision; and

7.4.3	the operation, suspension, termination or amendment of the Plan.

8.	GENERAL

8.1

The Plan will terminate on the tenth anniversary of its adoption by the Board or at any earlier time by the passing of a resolution by the Board. Termination of the Plan will be without prejudice to the existing rights of Participants.

8.2

The personal data of any Participant or former Participant may be processed in connection with the operation of the Plan in accordance with the Group’s prevailing data protection policy and as notified to Participants in accordance with the GDPR. By participating in the Plan, a Participant consents (otherwise than for the purposes of the GDPR) to the processing of their personal data in connection with the operation of the Plan.

8.3

The Plan will be administered by the Board. The Board will have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt regulations for administering the Plan. Decisions of the Board will be final and binding on all parties.

8.4

Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post, in the case of a company to its registered office (for the attention of the company secretary), and in the case of an individual to their last known address, or, where they are a director or employee of a Group Member, either to their last known address or to the address of the place of business at which they perform the whole or substantially the whole of the duties of their office or employment. Where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

The Rules of the Mereo BioPharma Group plc New Deferred Bonus Plan

8.5

No third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan (without prejudice to any right of a third party which exists other than under that Act).

8.6

The rules of the Plan will be governed by and construed in accordance with the laws of England and Wales. Any person referred to in the Plan submits to the exclusive jurisdiction of the Courts of England and Wales.

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